- PRESS RELEASE -

Contact:     Katharina Manok
Günther Braun
ROFIN-SINAR
734-416-0206
- or -
011-49-40-733-63-4256

ROFIN REPORTS STRONG RESULTS FOR THE SECOND QUARTER
OF FISCAL YEAR 2015

•	Quarterly earnings per share nearly doubled year-over-year, from $0.16 to $0.31

•	Excellent book-to-bill ratio of 1.15 and significant backlog increase to $160 million

•	Gross margin increased to 37% of net sales

•	Continued sales momentum for high-power fiber lasers, with record high orders in units and revenue

•	Raising guidance for FY 2015 net income profitability to 8% of net sales

Plymouth, MI / Hamburg, Germany, May 7, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter ended March 31, 2015.

FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three months ended			Six months ended

	3/31/2015	3/31/2014	% Change	3/31/2015	3/31/2014	% Change

Net sales	$122,719	$128,589	-5%	$245,106	$249,778	-2%
RSTI net income	$8,737	$4,489	+95%	$14,904	$6,699	+122%
Earnings per share "Diluted" basis*	$0.31	$0.16	+94%	$0.53	$0.24	+121%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.3 million for the fiscal quarters and for the six-month periods ended March 31, 2015 and 2014, respectively
“Our second quarter results confirm that our strategic and technological initiatives are growing our business and improving profitability. Net income and earnings per share nearly doubled year-over-year and we see further improvements in the gross margin as well as positive effects from our operating expenses cost controls,” commented Günther Braun, CEO and President of RSTI. “These excellent results were supported by a favorable product mix including better fixed cost absorption and the introduction of our third generation of high-power fiber lasers. Quarterly net sales were within our guidance, even though the adverse currency impact was higher than previously estimated.

Revenues in the quarter were driven by a high sales level to the automotive sector, strong business from the machine tool and medical device industries and an increased demand from the semiconductor sector.”

“We achieved strong order entry of $141 million for the quarter, which included a new record high of orders for our high-power fiber lasers - both in units and revenue - as well as stable orders for our high-power CO2 lasers. In addition, our innovative “FiLaser” technology for brittle material cutting continues to bring in first orders from potential volume customers. Another highlight in bookings was high order intake during the quarter from the solar industry, in particular from China, where we see potential for additional orders in the coming months. The backlog of over $160 million at the end of March is the third highest in the Company’s history - even with the adverse effect of exchange rate fluctuations.”

“The significantly higher order entry and the positive feedback from our worldwide OEM customers for our third generation of high-power fiber lasers are very encouraging. We will continue to work on diversifying our product and application portfolio especially for our ultrashort pulse lasers. In the course of our ongoing efforts to streamline our cost structure and increase our efficiency, we have identified additional cost cutting measures that should reduce operating expenses by at least $5 million during the next fiscal year. Over the next few quarters, we expect to see further improvements in our profitability and our near-record backlog is a good indication and provides a solid basis for future revenue growth. Our achieving a 37% gross margin this quarter confirms that we are making progress toward our 40% gross margin goal by the fourth quarter of fiscal 2015,” Mr. Braun concluded.

FINANCIAL REVIEW

- Second Quarter -
Net sales totaled $122.7 million for the second quarter ended March 31, 2015, a 5% decrease over the second quarter of fiscal year 2014. Gross profit totaled $45.4 million, or 37% of net sales, compared to $46.3 million, or 36% of net sales, in the same period of fiscal year 2014. RSTI net income amounted to $8.7 million, or 7% of net sales, compared to $4.5 million, or 3% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.31 for the quarter based upon 28.2 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.16 based upon 28.3 million weighted-average common shares outstanding for same period last fiscal year.

SG&A expenses amounted to $24.5 million, representing 20% of net sales, and decreased by $3.2 million, or 12%, compared to last fiscal year’s second quarter. Net R&D expenses decreased by $1.9 million to $9.7 million (8% of net sales), compared to $11.6 million (9% of net sales) in the second quarter of fiscal year 2014.

Sales of laser products for macro applications increased 3% to $48.4 million, accounting for 39% of total sales. Sales of lasers for marking and micro applications decreased 15% to $55.9 million, representing 46% of total sales. Sales of components increased 16% to $18.4 million, representing 15% of total sales.

On a geographical basis, revenues in North America increased by 22%, totaling $29.4 million, and decreased by 1% in Asia, to $36.8 million. Revenues also decreased by 16% in Europe, to $56.5 million, largely due to exchange rate fluctuations.

The following non-GAAP presentation shows the order entry and sales figures for the second quarter of 2015 when applying the average exchange rates of the second quarter of fiscal year 2014:

	3/31/15 GAAP	3/31/15 Non-GAAP	3/31/14 GAAP
Sales	$122,719	$136,947	$128,589
Order Entry	$141,215	$159,635	$127,473

- Six Months -
For the six months ended March 31, 2015, net sales totaled $245.1 million, a decrease of $4.7 million, or 2%, over the comparable period in 2014. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $21.3 million in the six month period. Gross profit for the period was $88.0 million, $0.4 million higher than in the same period in 2014. RSTI net income for the six-month period ended March 31, 2015, totaled $14.9 million, as compared to $6.7 million in the six-month period ended March 31, 2014. The diluted per share calculation equaled $0.53 for the six-month period based upon 28.2 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.24 based upon 28.3 million weighted-average common shares outstanding for the same period last fiscal year.

Net sales of lasers for macro applications increased by $0.2 million to $96.1 million. Net sales of lasers for marking and micro applications decreased by $8.4 million, or 7%, to $113.5 million. Component sales of $35.5 million represented an increase of $3.5 million, or 11%, versus the comparable period in fiscal year 2014.

On a geographical basis, net sales increased in North America in the first six months by 16% to $56.5 million (2014: $48.6 million), and by 2% in Asia to $75.8 million (2014: $74.2 million), whereas revenues in Europe decreased by 11% to $112.8 million (2014: $126.9 million).

- Backlog -
Order entry for the quarter increased by 11% to $141.2 million compared to the second quarter of fiscal year 2014, resulting in a backlog of $160.1 million as of March 31, 2015, mainly for laser products. As of March 31, 2015, ROFIN had a book-to-bill ratio of 1.15 for the second quarter.

- Outlook -
For the third quarter ending June 30, 2015, taking into account the anticipated impact of the average exchange rate, the Company expects sales to be in the range of $130 million to $135 million and earnings per share to be in the range of $0.39 to $0.42.

For the fiscal year ending September 30, 2015, the Company is maintaining its sales guidance based on the current negative impact of the average exchange rates of between $515 million to $535 million, and adjusts upward its net income profitability at the mid-point of the sales range to approximately 8% of net sales.

The Company’s third quarter and fiscal year 2015 guidance takes into account the estimated unfavorable impact of the average exchange rate resulting mainly from the recent strengthening of the US dollar, to the extent that it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging.

Actual results may differ from this forecast, including as a result of higher volatility in exchange rates, and are subject to the safe harbor statement discussed in more detail below.

Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance. The Company has chosen to provide this information to investors to enable them to perform comparisons of order entry and sales results.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 52,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, May 7, 2015. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For the live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at rofin-sinar@taylor-rafferty.com.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	(unaudited)		(unaudited)

	03/31/15	03/31/14	03/31/15	03/31/14

- Macro	$48,374	$46,772	$96,082	$95,858
- Marking/Micro	55,902	65,907	113,509	121,883
- Components	18,443	15,910	35,515	32,037
Net Sales	122,719	128,589	245,106	249,778

Costs of goods sold	77,322	82,253	157,082	162,134

Gross profit	45,397	46,336	88,024	87,644
Selling, general and administrative expenses	24,490	27,728	48,589	53,121
Intangibles amortization	751	664	1,535	1,355
Research and development expenses	9,710	11,559	20,326	23,099

Income from operations	10,446	6,385	17,574	10,069

Other income (expense)	1,905	223	3,185	24

Income before income tax	12,351	6,608	20,759	10,093

Income tax expense	3,603	2,113	5,840	3,347

Net income	8,748	4,495	14,919	6,746

Net income (loss) attributable to
non-controlling interest	11	6	15	47

Net income attributable to RSTI	8,737	4,489	14,904	6,699

Net income attributable to RSTI per share
* “diluted” basis	$0.31	$0.16	$0.53	$0.24
** “basic” basis	$0.31	$0.16	$0.53	$0.24
* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.3 million for the fiscal quarters and for the six-month periods ending March 31, 2015 and 2014, respectively.
** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.1 million for both fiscal quarters and 28.1 million for both six-month periods ending March 31, 2015 and 2014, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	3/31/2015	9/30/2014
ASSETS

Cash, cash equivalents and short-term investments	$146,116	$141,658
Trade accounts receivable, net	86,689	108,026
Inventories, net	177,541	190,321
Other current assets	34,723	33,870
Total current assets	445,069	473,875
Net property and equipment	85,017	79,703
Other non-current assets	123,171	135,007
Total non-current assets	208,188	214,710

Total assets	$653,257	$688,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	4,971	3,255
Accounts payable, trade	21,482	22,702
Other current liabilities	70,282	73,896
Total current liabilities	96,735	99,853
Long-term debt	18,067	11,511
Other non-current liabilities	34,176	38,512
Total liabilities	148,978	149,876

Net stockholders' equity	504,279	538,709

Total liabilities and stockholders' equity	$653,257	$688,585

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.
Certain information in this press release that relates to future plans, events or performance, including statements such as “Another highlight in bookings was high order intake during the quarter from the solar industry, in particular from China, where we see potential for additional orders in the coming months” or “In the course of our ongoing efforts to streamline our cost structure and increase our efficiency, we have identified additional cost cutting measures that should reduce operating expenses by at least $5 million during the next fiscal year. Over the next few quarters, we expect to see further improvements in our profitability and our near-record backlog is a good indication and provides a solid basis for future revenue growth. Our achieving a 37% gross margin this quarter confirms that we are making progress toward our 40% gross margin goal by the fourth quarter of fiscal 2015” or “For the third quarter ending June 30, 2015, taking into account the anticipated impact of the average exchange rate, the Company expects sales to be in the range of $130 million to $135 million and earnings per share to be in the range of $0.39 to $0.42” or “For the fiscal year ending September 30, 2015, the Company is maintaining its sales guidance based on the current negative impact of the average exchange rates of between $515 million to $535 million, and adjusts upward its net income profitability at the mid-point of the sales range to approximately 8% of net sales” or “The Company’s third quarter and fiscal year 2015 guidance takes into account the estimated unfavorable impact of the average exchange rate resulting mainly from the recent strengthening of the US dollar, to the extent that it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging” is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.